
                                                                                                                EXHIBIT 11.1
                              EARTHLINK NETWORK, INC.

                            STATEMENT OF COMPUTATION OF
                                 PER SHARE EARNINGS*
                      (In thousands except for per share data)



                                   Inception
                                    (May 26,
                                     1994)
                                    through                Year ended                        Nine months ended
                                  December 31,            December 31,         ---------------------------------------------
                                      1994                    1995             September 30, 1995         September 30, 1996
                                  ------------            ------------         ------------------         ------------------
Net loss                                ($148)                ($6,120)                   ($2,972)                  ($21,809)
                                  ------------            ------------         ------------------         ------------------
                                  ------------            ------------         ------------------         ------------------


Average shares oustanding               2,587                   3,837                      3,530                      5,658

Common equivalent shares:
  Purchase of shares of Common
   Stock below the expected IPO
   price during fiscal 1995                 0                       0                          0                          0

   Purchase of shares of Common
   Stock below the expected IPO
   price during fiscal 1996               468                     468                        468                        312

  Assumed exchange of warrants
   for Common Stock                       235                     235                        235                        235

   Assumed exchange of options
   for Common Stock                       363                     363                        363                        363
                                  ------------            ------------         ------------------         ------------------

Weighted average
shares outstanding                      3,653                   4,903                      4,596                      6,568
                                  ------------            ------------         ------------------         ------------------
                                  ------------            ------------         ------------------         ------------------

Net loss per share                      (0.04)                  (1.25)                     (0.65)                     (3.32)
                                  ------------            ------------         ------------------         ------------------
                                  ------------            ------------         ------------------         ------------------



* All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.
